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                            [JONES INTERCABLE LOGO]

                                                                 Exhibit (a)(1)

                                                November 19, 1998

Dear Limited Partner of Jones Growth Partners L.P.:

     Jones Growth Partners L.P., a Colorado limited partnership (the "Partnership"), and Jones Intercable, Inc., a Colorado corporation ("Intercable") and the parent of Jones Spacelink Cable Corporation, the managing general partner of the Partnership have reviewed the unsolicited tender offer to purchase limited partnership interests of the Partnership (the "Interests") for a purchase price of $450 per Interest (the "Offer") made by Madison Liquidity Investors 104, LLC, a Delaware limited liability company ("Madison"), on November 5, 1998. The Partnership and Intercable have filed with the Securities and Exchange Commission a Recommendation Statement on Schedule 14D-9, relating to the Offer. A copy of that Recommendation Statement on Schedule 4D-9 is enclosed with this letter and it should be carefully reviewed by each limited partner. As more fully described in the Recommendation Statement on Schedule 14D-9, the Partnership and Intercable are making no recommendation as to whether limited partners should tender their Interests in response to the Offer. For those limited partners who have no current need for liquidity and expect to retain their Interests in the Partnership through an anticipated orderly liquidation of the Partnership by the end of 1999, the Offer may be inadequate and not in their best interests. For those limited partners who have an immediate need for liquidity or who conclude that the risks of a longer holding period are significant, however, the Offer may indeed be adequate and in their best interests.

     In considering whether to tender Interests, the Partnership and Intercable believe that limited partners should carefully consider all of the facts and circumstance and should review all available information. Factors that could affect a limited partner's decision may include, but are by no means limited to, the following:

 . The Partnership's cable television system is about to be sold, and Intercable currently estimates that the closing of the sale will occur during the first quarter of 1999.

 . Aggregate cash distributions to limited partners from the net proceeds of the pending sale are currently estimated to be at least $708 per Interest, an amount substantially greater than the $450 per Interest that Madison is offering.

 .  A distribution of a substantial portion of the net sale proceeds is expected to be made by the end of the first quarter of 1999.
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 . Limited partners who sell any Interests to Madison pursuant to the Offer will not receive any distributions to be made from the pending sale.

 . As set forth in the materials you received from Madison, Madison is making its Offer for investment purposes and with the intention of making a profit from its ownership of the Interests.

 . Limited partners who desire to sell their Interests have other means of doing so, including by tendering Interests to Smithtown Bay, LLC, which is conduct an unregistered tender offer pursuant to which it is offering to purchase Interests is at a purchase price of $500 per Interest.

     TO THE EXTENT THAT YOU HAVE PREVIOUSLY TENDERED INTERESTS PURSUANT, TO MADISON'S OFFER, YOU SHOULD CONSIDER THAT YOU HAVE A RIGHT TO WITHDRAW YOUR TENDER BY FOLLOWING THE PROCEDURES SET FORTH UNDER "SECTION 5. WITHDRAWAL RIGHTS" IN MADISON'S OFFER TO PURCHASE DATED NOVEMBER 5, 1998. Madison's Offer to Purchase provides that Interests tendered pursuant to Madison's Offer may be withdrawn at any time prior to the Offer's expiration date. For withdrawal to be effective, a written notice of withdrawal must be timely received by Madison's transfer agent, Gemisys Tender Services at 7103 South Revere Parkway, Englewood, Colorado 80112 before Madison's Offer expires. Any such notice of withdrawal must specify the name of the person who tendered the Interests to be withdrawn and must be signed by the person(s) who signed the Agreement of Assignment and Transfer in the same manner as the Agreement of Assignment and Transfer was signed and it must also contain a medallion signature guarantee.

     The attached Recommendation Statement on Schedule 14D-9 expands upon the reasons for the neutral position taken by the Partnership and Intercable concerning Madison's Offer, and contains additional information about the potential risks to limited partners from their continuing to hold their Interests through the planned liquidation of the Partnership. We urge you to read the Schedule 14D-9 carefully.

                                     Very truly yours,

                                     Jones Growth Partners L.P.,
                                     a Colorado limited partnership

                                     By:  Jones Spacelink Cable Corporation,
                                          a Colorado corporation,
                                          its managing general partner

                                     Jones Intercable, Inc., a
                                     Colorado corporation and the parent
                                     of Jones Spacelink Cable Corporation